EXHIBIT 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE SECOND QUARTER 2018

Second Quarter Retail Revenue Increased 5.7% to $39.2 Million

Company Raises Full Year 2018 Revenue Guidance Range and Reiterates Operating Income Guidance

VANCOUVER, WASHINGTON, July 30, 2018 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the second quarter and six months ended June 30, 2018. The Company raised its full year 2018 revenue guidance range and reiterated full year operating income guidance.

Net sales for the second quarter of 2018 totaled $75.5 million, down 2.0% compared to $77.0 million in the same quarter of 2017. The decrease in net sales was driven by lower Direct segment sales, down 11.0%, reflecting expected declines in Bowflex TreadClimber® sales, and weaker than projected Bowflex Max Trainer® sales. Strong performance in the Retail segment, up 5.7% from the prior year quarter, was driven by double-digit growth in the mass retail channel, partially offset by lower sales in the specialty commercial channel. Royalty revenue in the second quarter of 2018 was $1.5 million, compared to $0.8 million for the same quarter of last year, reflecting payments related to a new royalty agreement, with future sales-based royalties that are not expected to be material. For the first six months of 2018, net sales were $190.3 million, flat to prior year. Gross margins for the second quarter of 2018 totaled 44.6% versus 49.8% for the same period last year, reflecting higher product costs across all channels, coupled with a shift in segment revenue mix from Direct to Retail.

Operating income for the second quarter of 2018 was $1.2 million, compared to $3.8 million in the same period last year, as lower net sales and gross margins resulted in a decline in gross profit dollars, partially offset by improved management of operating expenses. Operating expenses for the second quarter were 43.0% of revenue versus 44.8% in the same period last year. For the first six months of 2018, operating income was $11.9 million, compared to $16.5 million in the same period last year.

Income from continuing operations for the second quarter of 2018 was $1.0 million, or $0.03 per diluted share, compared to $2.6 million, or $0.08 per diluted share, for the same period last year. Income from continuing operations for the first six months of 2018 was $9.1 million, or $0.30 per diluted share, compared to income from continuing operations of $10.8 million, or $0.35 per diluted share for the same period last year. EBITDA from continuing operations for the second quarter of 2018 totaled $3.3 million compared to $6.2 million in the prior year period.

At June 30, 2018, cash and marketable securities increased to $85.9 million and debt decreased to $40.0 million, compared to $85.2 million and $48.0 million, respectively, at December 31, 2017.

Bruce M. Cazenave, Chief Executive Officer, stated, “Our overall performance was in-line with our expectations for the second quarter, historically the seasonally slowest quarter of the year. We continued to see solid momentum in our Retail segment during the second quarter, which achieved 5.7% year-over-year growth, driven by double-digit expansion in our mass retail channel. Our Direct segment remained challenged in the second quarter by the continued phase-down of the mature TreadClimber® and softer than expected results from Max Trainer®. We expect strong growth in the Direct segment in the back-half of 2018 based on new product launches and the introduction of our new digital platform, which will be incorporated onto an upgraded and refreshed Max Trainer product line.”

Mr. Cazenave continued, “Our year is unfolding as expected and key initiatives such as new product launches and fall season order plans for retail customers are tracking well. These positive factors give us the confidence to increase our full year revenue guidance range by $3 million. We are now expecting full year revenues in 2018 to be in the range of $431 million to $440 million and are reiterating operating income to be in the range of $42 million to $45 million. The

Company has also taken pricing actions and cost improvement measures to help mitigate the impact of inflationary product cost pressures and unfavorable foreign exchange trends that negatively impacted gross margins in the first half of 2018. New product introductions slated for the third quarter include two models of the Bowflex LateralX® trainer in the Direct segment and the Octane MTX Max Trainer®, the commercial version of our popular Max Trainer line designed for the specialty and commercial channels of distribution. In addition, we plan to launch upgraded versions of the Max Trainer that will support our exciting new digital subscription platform in our Direct segment during the fourth quarter. Our Retail segment is expected to continue to perform well in the back-half of this year and achieve growth in each quarter of 2018 versus the comparable quarters in 2017. Retail growth in the back-half of this year is anticipated to come from expanded product offerings across our Octane, Nautilus, and Bowflex brands, which will be sold in commercial, traditional retail, and e-commerce channels this fall. We are also pleased with the progress to date on several of the key strategic initiatives we outlined earlier in the year. Specifically, we have ramped up investments in the international channel, and key logistics and systems integration initiatives have been completed. While there is much we still need to do to accomplish the acceleration in future top line and bottom line growth, we believe we are on track to deliver on our stated objectives for 2018.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $34.8 million in the second quarter of 2018, a decrease of 11.0% over the comparable period last year due to a decline in Max Trainer® sales, coupled with the expected decline in TreadClimber® sales, partially offset by the growth of new products, including the Bowflex Results SeriesTM treadmills and ellipticals. Operating income for the Direct segment was $0.7 million for the second quarter of 2018, compared to $2.5 million in the second quarter of last year. Operating income was negatively impacted by the decline in sales and gross margins, partially offset by reduced media spending and a decrease in consumer financing fees. Gross margin for the Direct segment declined by 370 basis points resulting from a shift in product mix and higher product costs, due to rising material costs and unfavorable changes in foreign currency exchange rates.

Net sales for the Retail segment were $39.2 million in the second quarter of 2018, an increase of 5.7% when compared to $37.1 million in the second quarter last year. The increase reflected robust growth across a variety of product lines, primarily in the mass retail channel. Operating income for the Retail segment was $3.6 million for the second quarter of 2018 compared to $6.1 million in the second quarter of last year. The decrease in Retail segment operating income was primarily due to the lower gross margin rate. Retail segment gross margin was 29.1% in the second quarter of 2018, compared to 34.5% in the same quarter of the prior year, reflecting increased product costs due to unfavorable changes in foreign currency exchange rates.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of June 30, 2018, the Company had cash and marketable securities of $85.9 million and debt of $40.0 million, compared to cash and marketable securities of $85.2 million and debt of $48.0 million at year end 2017. During the second quarter, the Company purchased $0.4 million of stock in the open market as part of its previously announced stock repurchase program. As of June 30, 2018, $23.9 million remained available for future repurchases under the share repurchase program. Working capital of $90.1 million as of June 30, 2018 was $1.1 million lower than the 2017 year-end balance of $91.1 million. Inventory as of June 30, 2018 was $42.3 million, compared to $53.4 million as of December 31, 2017 and $42.3 million at the end of the second quarter last year.

For further information, see “Balance Sheet Information” attached hereto.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the second quarter ended June 30, 2018 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, July 30, 2018. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 239-9838 in North America and international listeners may call (323) 794-2551. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 7:30 p.m. ET, July 30, 2018, through 11:59 p.m. ET, August 13, 2018. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 3415824.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus has presented EBITDA from continuing operations, a non-GAAP financial measure, for the three and six months ended June 30, 2018 and 2017.

The Company defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense of continuing operations, and depreciation and amortization expense. The Company uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. The Company believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. The Company presents EBITDA from continuing operations as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Octane Fitness®, Schwinn® and Universal®, Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels, as well as in commercial channels with Octane Fitness® products. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected or forecasted financial and operating results; future plans for introduction of new products, anticipated demand for the Company's new and existing products, and projected impact of the new product launches on the Company’s operating results; statements regarding the Company's prospects, resources or capabilities; current or future financial and economic trends; planned investments and strategic initiatives and the anticipated or targeted results of such initiatives. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include: our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; and softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our condensed consolidated statements of operations for the three and six months ended June 30, 2018 and 2017 (unaudited and in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net sales	$75,498	$77,029	$190,311	$190,281
Cost of sales	41,850	38,651	97,792	90,158
Gross profit	33,648	38,378	92,519	100,123

Operating expenses:
Selling and marketing	22,084	23,628	58,847	61,293
General and administrative	6,327	7,315	13,237	14,801
Research and development	4,035	3,586	8,536	7,497
Total operating expenses	32,446	34,529	80,620	83,591

Operating income	1,202	3,849	11,899	16,532
Other income (expense), net	57	(127)	23	(487)
Income from continuing operations before income taxes	1,259	3,722	11,922	16,045
Income tax expense	252	1,156	2,775	5,294
Income from continuing operations	1,007	2,566	9,147	10,751
Loss from discontinued operations(1)	(79)	(77)	(160)	(1,169)
Net income	$928	$2,489	$8,987	$9,582

Basic income per share from continuing operations	$0.03	$0.08	$0.30	$0.35
Basic loss per share from discontinued operations	—	—	(0.01)	(0.04)
Basic net income per share(2)	$0.03	$0.08	$0.30	$0.31

Diluted income per share from continuing operations	$0.03	$0.08	$0.30	$0.35
Diluted loss per share from discontinued operations	—	—	(0.01)	(0.04)
Diluted net income per share	$0.03	$0.08	$0.29	$0.31

Shares used in per share calculations:
Basic	30,193	30,755	30,253	30,734
Diluted	30,476	31,095	30,533	31,110

Select Metrics:
Gross margin	44.6%	49.8%	48.6%	52.6%
Selling and marketing % of net sales	29.3%	30.7%	30.9%	32.2%
General and administrative % of net sales	8.4%	9.5%	7.0%	7.8%
Research and development % of net sales	5.3%	4.7%	4.5%	3.9%
Operating income % of net sales	1.6%	5.0%	6.3%	8.7%

(1) The six months ended June 30, 2017 include a $1.2 million expense related to a lawsuit settlement with Biosig Instruments, Inc.
(2) May not add due to rounding.

SEGMENT INFORMATION

The following table presents certain comparative information by segment for the three and six months ended June 30, 2018 and 2017 (unaudited and in thousands):

	Three Months Ended June 30,		Change
	2018	2017	$	%
Net sales:
Direct	$34,824	$39,111	$(4,287)	(11.0)%
Retail	39,185	37,083	2,102	5.7%
Royalty	1,489	835	654	78.3%
	$75,498	$77,029	$(1,531)	(2.0)%

Operating income (loss):
Direct	$739	$2,519	$(1,780)	(70.7)%
Retail	3,568	6,097	(2,529)	(41.5)%
Unallocated corporate	(3,105)	(4,767)	1,662	34.9%
	$1,202	$3,849	$(2,647)	(68.8)%

	Six Months Ended June 30,		Change
	2018	2017	$	%
Net sales:
Direct	$106,025	$113,814	$(7,789)	(6.8)%
Retail	82,178	74,888	7,290	9.7%
Royalty	2,108	1,579	529	33.5%
	$190,311	$190,281	$30	—%

Operating income (loss):
Direct	$12,030	$17,852	$(5,822)	(32.6)%
Retail	7,489	8,309	(820)	(9.9)%
Unallocated corporate	(7,620)	(9,629)	2,009	20.9%
	$11,899	$16,532	$(4,633)	(28.0)%

BALANCE SHEET INFORMATION

The following summary contains information from our condensed consolidated balance sheets as of June 30, 2018 and December 31, 2017 (unaudited and in thousands):

	As of
	June 30, 2018	December 31, 2017
Assets

Cash and cash equivalents	$25,929	$27,893
Available-for-sale securities	59,987	57,303
Trade receivables, net of allowances of $54 and $119	25,275	42,685
Inventories	42,262	53,354
Prepaids and other current assets	12,342	7,257
Total current assets	165,795	188,492

Property, plant and equipment, net	17,792	15,827
Goodwill	61,928	62,030
Other intangible assets, net	56,149	57,743
Deferred income tax assets, non-current	78	—
Other assets	614	684
Total assets	$302,356	$324,776

Liabilities and Shareholders' Equity

Trade payables	$46,633	$66,899
Accrued liabilities	9,194	10,764
Warranty obligations, current portion	3,915	3,718
Note payable, current portion	15,993	15,993
Total current liabilities	75,735	97,374

Warranty obligations, non-current	1,787	2,399
Income taxes payable, non-current	3,186	2,955
Deferred income tax liabilities, non-current	9,978	8,558
Other non-current liabilities	2,091	2,315
Note payable, non-current	23,989	31,986
Shareholders' equity	185,590	179,189
Total liabilities and shareholders' equity	$302,356	$324,776

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following table presents a reconciliation of EBITDA from continuing operations for the three and six months ended June 30, 2018 and 2017 (unaudited and in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Income from continuing operations	$1,007	$2,566	$9,147	$10,751
Interest (income) expense, net	(26)	237	(5)	550
Income tax expense of continuing operations	252	1,156	2,775	5,294
Depreciation and amortization	2,029	2,274	4,468	4,518
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$3,262	$6,233	$16,385	$21,113